Exhibit 99.2

September 22, 2020

Pulmatrix Reports Progress on Product Pipeline

LEXINGTON, MA – Pulmatrix, Inc. (NASDAQ: PULM), a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology, provides an update on product pipeline.

“COVID-19 has presented us with some challenges, but we are positioned to make progress across our product pipeline,” said Ted Raad, Chief Executive Officer of Pulmatrix. “During 2020, Pulmatrix has raised over $30M through partnerships and public financing, allowing us to advance three programs towards potential proof of concept data.”

Pipeline Update:

●	PUR1800: Patient dosing for the PUR1800 Ph1b is planned to start in Q1 2021 and we expect both the Ph1b and 6-month toxicology data in Q3 2021. Delivery of the Ph1b study clinical study report will trigger a $2M milestone payment from Johnson & Johnson under the option to license agreement with Johnson & Johnson. Delivery of the Ph1b and 6-month toxicology data are the triggers for the three-month Johnson & Johnson option period. Should Johnson & Johnson exercise its option to license PUR1800, Pulmatrix will receive a $14M option exercise payment.

●	PUR3100: We are advancing a program in migraine, a disorder with over 30M patients and significant unmet need. We anticipate having a lead formulation for a non-clinical PK study in Q4 2020. Based on clinical and regulatory precedents, after completing a 14-day GLP toxicology study in 2021, we believe a Ph1/1b study can be initiated in Q1 2022 and that should enable a Ph3 study in mid-2023.

●	Pulmazole: Together with our partner Cipla Technologies LLC, we decided to end our Phase 2 clinical study of Pulmazole for the treatment of asthma patients with ABPA. COVID-19 had a significant impact on enrollment in the first half of this year and the study was initially put on hold as the pandemic spread in 2Q 2020. After significant discussions with the investigators, we decided to stop the study and intend to start a new larger Phase 2b study designed with a longer treatment duration and key phase 3 enabling efficacy endpoints. Also being considered are clinical studies in India, South Africa and other regional markets where Cipla has strong clinical development and business capabilities and the potential assignment to Cipla of exclusive rights to develop and commercialize Pulmazole in these territories is currently under consideration. We plan to have a Type-C meeting with the FDA in Q1 2021 to inform our final clinical design and timelines. We plan to commence the new Phase 2b study when the risk of insufficient patient enrollment presented by the ongoing COVID-19 pandemic is reduced to an acceptable level.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is initially focused on advancing treatments for serious lung diseases, including Pulmazole, an inhaled anti-fungal for patients with allergic bronchopulmonary aspergillosis (“ABPA”), and PUR1800, a narrow spectrum kinase inhibitor in lung cancer. Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact, and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates, including the failure to maintain our collaboration with Cipla Technologies, LLC; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its annual report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2020 as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact
Timothy McCarthy, CFA
212.915.2564

tim@lifesciadvisors.com